Exhibit 99.2

北京大成律师事务所 北京市朝阳区朝阳门南大街 10号 兆泰国际中心B座16-21层 邮编：100020	16-21F, Tower B ZT International Center No.10, Chaoyangmen Nandajie Chaoyang District 100020, Beijing, China dentons.cn

February 28, 2023

Lucas GC Limited (the “Company”)

Room 5A01, 4th Floor, Building 1, 36 Xiaoyun Road,

Chaoyang District, Beijing, People’s Republic of China

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”) and are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof. For the purpose of this opinion (this “Opinion”) only, the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We act as the PRC counsel to the Company, a company incorporated under the laws of the Cayman Islands solely in connection with (i) the proposed initial public offering (the “Offering”) of ordinary shares of the Company, par value US$0.00001 per share (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Global Market.

A. Documents and Assumptions

In rendering this Opinion, we have examined originals or copies of the due diligence documents and other materials provided to us by the Company and the PRC Subsidiaries (as defined below), and such other documents, corporate records and certificates issued by the relevant Governmental Agencies (as defined below) in the PRC (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this Opinion, we have assumed without independent investigation that (the “Assumptions”):

(i) all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii) each of the parties to the Documents, other than the PRC Subsidiaries, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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(iii) unless otherwise indicated in the Documents, the Documents presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

(iv) the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(v) all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Subsidiaries in connection with this Opinion are true, correct and complete; and

(vi) each of the Documents governed by laws other than the PRC Laws is legal, valid, binding and enforceable in accordance with their respective governing laws in all material respects.

B. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows.

“Company”	means Lucas GC Limited, an exempted company with limited liability incorporated under the laws of Cayman Islands.

“CSRC”	means China Securities Regulatory Commission.

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“Lucas HK”	means Lucas Star Global Limited, a Hong Kong company with limited liability and a Company’s indirect wholly owned subsidiary.

“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, MOFCOM, State-owned Assets Supervision and Administration Commission, State Taxation Administration, State Administration for Industry and Commerce, CSRC, SAFE, on August 8, 2006, and became effective on September 8, 2006, as amended by the MOFCOM of the PRC on June 22, 2009.

“MOFCOM”	means the Ministry of Commerce of the PRC

“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court judicial interpretations in the PRC currently in effect and publicly available on the date of this Opinion.

“PRC Subsidiaries”	means 11 limited liability companies organized under the PRC laws as listed on Appendix A hereto, including 4 indirect wholly-owned PRC subsidiary of the Company and 7 indirect PRC subsidiaries which are beneficially held as to 99% by the Company.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that form part of the Registration Statement.

“SAFE”	means the State Administration of Foreign Exchange of the PRC

“WFOE”	means Qingdao Luogaoshi Consulting Co., Ltd., and one of the PRC Subsidiaries and a direct wholly-owned PRC subsidiary of Lucas HK.

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(1)	Corporate Structure.

To the best of our knowledge after due inquiry, the ownership structures of the PRC Subsidiaries as set forth under the section captioned “Corporate History and Structure” in the Registration Statement, are not in violation of mandatory provisions of applicable PRC laws currently in effect in any material aspects. Each of the PRC Subsidiaries has been duly organized and is validly existing as a limited liability company with full legal person status, and has received all relevant approvals for its establishment to the extent such approvals are required under applicable PRC Laws. Each of the PRC Subsidiaries has the capacity and authority to own assets, to conduct businesses, and to sue and be sued in its own name under the PRC laws. The articles of association and business licenses of the PRC Subsidiaries comply with the requirements under applicable PRC Laws in all material respects. All the documents (if any) have been approved by relevant competent Governmental Agencies to the extent such approval is required, and are in full force and effect. To the best of our knowledge after due inquiry, each of the PRC Subsidiaries has not taken any corporate action, or had any legal proceedings commenced against it for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for any adverse suspension, withdrawal, revocation or cancellation of any of its Governmental Authorizations.

As confirmed by the Company, as of the date hereof, the three PRC corporate shareholders of the Company, that is Beagledata Technology Co., Ltd., Qingdao Haichuanghui Technology Co., Ltd. and Beijing Dingshi Enterprise Management Partnership (Limited Partnership), have applied for but have not completed the foreign exchange registration procedure for their overseas direct investment yet.

As confirmed by the Company, as of the date hereof, Lucas HK have not totally payed the consideration for its acquisition of WFOE.

(2)	M&A Rule.

The M&A Rules requires that, if any PRC domestic company, enterprise or natural person merges its affiliated PRC domestic company in the name of a company legally established or controlled by the aforesaid PRC domestic company, enterprise or natural person in foreign countries or regions, it shall be subject to the approval of the MOFCOM. Additionally, the M&A Rules also, in particular the relevant provisions thereof, purport, among other things, to requires that an offshore special purpose vehicle, or the SPV, shall obtain the approval of CSRC prior to overseas listing and trading of such SPV’s securities on an overseas stock exchange.

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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Based on our understanding of the explicit provisions of the PRC Laws as of the date hereof, given that (a) the CSRC currently has not issued any definitive rule or interpretation concerning whether the Offering are subject to the CSRC approval procedures under the M&A Rules; and (b) when Lucas HK merged WFOE, the ultimate beneficial shareholder of Lucas HK was a Hong Kong permanent resident and not a PRC domestic company, enterprise or natural person. We are of the opinion that, the Company is not required to obtain above approvals from MOFCOM and CSRC under M&A Rules for the Offering and the listing and trading of the Ordinary Shares on the Nasdaq Global Market. However, there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinions stated above are subject to any new PRC Laws or detailed implementations and interpretations in any form relating to the M&A Rules, and there can be no assurance that the Governmental Agencies will ultimately take a view that is consistent with our opinion stated above.

(3)	Enforceability of Civil Procedures.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of the PRC Laws or national sovereignty, national security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(4)	Taxation.

The statements made in the Registration Statement under the caption “Taxation”, with respect to the PRC tax laws and regulations, constitute our opinions on such matters described therein in all material aspects.

(5)	Social Insurance Premium and Housing Fund.

As certain PRC Subsidiaries have not made adequate social insurance for all its employees, the relevant PRC Subsidiaries, according to the PRC Social Insurance Law, may be required to make up the social insurance contributions within a prescribed time limit and to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date by relevant administrative authorities, or be imposed a fine of one to three times the outstanding amount if the relevant PRC Subsidiaries fail to make up for the shortfalls within the prescribed time limit by relevant administrative authorities. As one of PRC Subsidiaries has not made deposit registration of the housing accumulation fund and open housing accumulation fund accounts for its employees, and certain PRC Subsidiaries have neither made adequate housing fund contributions for all its employees, the relevant PRC Subsidiaries, according to the Administrative Regulations on the Housing Funds, may be required to make up relevant procedures within a time limit and make up housing fund contributions within the prescribed time limit or otherwise be given a fine of RMB10,000 to 50,000 and/or applied by relevant administrative authorities for housing fund contributions enforcement by the PRC courts.

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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(6)	Statements in the Prospectus.

All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Dividend Policy”, “Business” and “Regulations”, in each case insofar as such statements describe or summarize the PRC laws or regulations, are fairly disclosed and correctly set forth therein in all material aspects.

(7)	CSRC Filing Requirements

Under the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, which was issued by the CSRC on February 17, 2023 and will become effective on March 31, 2023, and the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Companies issued by the CSRC on February 17, 2023, the companies that have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing prior to March 31, 2023 and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing. The companies that have already submitted an application for an initial public offering to overseas supervision administrations but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing prior to March 31, 2023 may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing.

(8)	Confidentiality and Archives Administration Requirements

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and will come into effect on March 31, 2023 with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

As of the date hereof, the revised Provisions have not come into effect. On or after March 31, 2023, any failure or perceived failure by the Company or PRC Subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

D. Qualifications

Our opinions expressed above is subject to the following qualifications (the “Qualifications”):

(1)

Our opinions are limited to the PRC laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(2)

The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)

Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(4)

This Opinion is issued on the basis of our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent legislative, administrative and judicial authorities in the PRC, and there can be no assurance that the Governmental Agencies will ultimately take a view that is not contrary to our opinion stated above.

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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(5)

We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Subsidiaries, the Company and the PRC government officials.

(6)

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no one part should be extracted and referred to independently.

(7)

We have not undertaken any independent investigation to ascertain the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Subsidiaries or the rendering of this opinion.

This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

[SIGNATURE PAGE FOLLOWS]

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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Yours faithfully,

/s/ Beijing Dentons Law Offices, LLP
Beijing Dentons Law Offices, LLP

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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Appendix A

List of the PRC Subsidiaries

The following is a complete list of the PRC Subsidiaries as of the date of this Opinion, together with their relationship to the Company.

Legal Name of PRC Subsidiary	Attributable Equity of the Company
1 Qingdao Luogaoshi Consulting Co., Ltd.	100%
2 Qingdao Enshi Technology Co., Ltd.	100%
3 Henan Luojiashi Technology Co., Ltd.	100%
4 Hunan Luogaoshi Technology Co., Ltd.	100%
5 Lucas Group China Limited	99%
6 Luogaoshi Technology (Beijing) Co., Ltd.	99%
7 Lucas Media Co., Ltd.	99%
8 Luogaoshi Enterprise Consulting (Tianjin) Co., Ltd.	99%
9 Jiangxi Magellan Technology Co., Ltd.	99%
10 Shanghai Luojiashi Technology Co., Ltd.	99%
11 Guangxi Luojiashi Technology Co., Ltd.	99%

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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